Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. 2)

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Filed by a Party other than the Registrant [ ]

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                           MicroENERGY, Inc.
 ......................................................................
                (Name of Registrant as Specified In Its Charter)

                             MicroENERGY, Inc.
 ......................................................................
                   (Name of Person(s) Filing Proxy Statement)

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      fee is calculated and state how it was determined.

  ..................................................................

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  ...................................................................

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PROXY


                             MICROENERGY, INC.
                    SOLICITED BY THE BOARD OF DIRECTORS
     For use at April 23, 1996 Special Annual Meeting of Stockholders


     The undersigned hereby appoints, as proxies for the undersigned, ROBERT G. GATZA and ROBERT J. FANELLA (each with power to act alone and with power of substitution) who shall be present at the meeting to vote all of the stock of the undersigned


(1A) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION to effect a 1-for-360 reverse stock split of the Company's Common
     Stock.


/  /   FOR          /  /   AGAINST         /  /   ABSTAIN


(1B) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION to increase the post-reverse-split authorize shares of Common
     Stock to 4,000,000 and the authorized shares of Preferred
     Stock to 4,000,000.


/  /   FOR          /  /   AGAINST         /  /   ABSTAIN



(2)  PROPOSAL TO ADOPT THE 1996 INCENTIVE STOCK OPTION PLAN.

/  /   FOR          /  /   AGAINST         /  /   ABSTAIN


and in their discretion upon such other business as may be properly brought before the Special Meeting of Stockholders of MICROENERGY, INC. to be held at the offices of the Company, 350
Randy Road, Carol Stream, Illinois on April 23, 1996 at 8:00 a.m.
and any adjournments thereof, hereby revoking any proxy heretofore given by me.


     IF NO INSTRUCTION IS INDICATED, THE UNDERSIGNED'S VOTE SHALL
BE CAST IN FAVOR OF THE PROPOSALS SET FORTH ABOVE.


                              Date



                              Shareholder, sign name exactly
                              as name appears on mailing label.

                             MICROENERGY, INC.


                         NOTICE OF SPECIAL MEETING

                       To Be Held on April 23, 1996


To the Holders of the Common Stock:


          PLEASE TAKE NOTICE that a Special Meeting of Share-holders of MICROENERGY, INC. will be held on April 23, 1996 at 8:00 a.m. at the offices of the Company, 350 Randy Road, Carol
Stream, Illinois, 60188.


          The purposes of the meeting are as follows:

          1A. To approve an amendment to the Company's certifi-cate of incorporation which will effect a 1-for-360 reverse stock split of the Company's Common Stock, whereby each authorized share and each outstanding share of Common Stock, $.001 par value, will be reclassified to .00278 of a share, $.01 par value; and

          1B. To approve an amendment to the Company's certifi-cate of incorporation which will increase the number of autho-rized shares of common stock, $.01 par value, (after the 1-for-360 reverse stock split) from 500,000 to 4,000,000 and increase the number of authorized shares of preferred stock, no par value, from 800 to 4,000,000, to be issued in such series, comprising such number of shares and having the voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designations as may be determined by the Company's Board of Directors.


          2.  To approve the Company's 1996 Incentive Stock
Option Plan.

          3. To transact such other business as may properly be brought before the meeting.

          Shareholders of record as of the close of business on February 23, 1996 will be entitled to vote at said meeting.

          Enclosed are a proxy statement and proxy. Shareholders who do not expect to attend the Special Meeting are requested to sign and return the enclosed proxy in the enclosed envelope.

                                   By Order of the Board of
                                         Directors

                                   Robert J. Fanella
April 5, 1996                      Secretary


                             MICROENERGY, INC.
                              350 Randy Road
                       Carol Stream, Illinois 60188



                PROXY STATEMENT FOR HOLDERS OF COMMON STOCK



          This Proxy Statement is furnished to shareholders of MICROENERGY, INC. (the "Company") in connection with the solici-tation by the Board of Directors of proxies to be used at a Special Meeting of Shareholders of the Company. Such meeting will be held on April 23, 1996, at 8:00 a.m. at the offices of the Company, 350 Randy Road, Carol Stream, Illinois for the purposes set forth in the Notice of Meeting. It is anticipated that this Proxy Statement and accompanying material will be mailed to shareholders on April 5, 1996.


          If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time up until the time when
it is voted by the Proxy Committee.   The proxy is in ballot form
and each shareholder may indicate approval or disapproval as to the proposals identified in the proxy and accompanying Notice of Special Meeting and as set forth and discussed in this Proxy Statement. The proposals will be presented by the Board of Directors of the Company. Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specification made. Where a choice is not so specified, the shares represented by the proxy will be voted in favor of the proposal. The Proxy Committee appointed by the Board of Directors consists of Robert G. Gatza and Robert J. Fanella.

           VOTING SECURITIES OUTSTANDING, AND PRINCIPAL HOLDERS

          Shareholders of record entitled to vote will be deter-mined as of the close of business on February 23, 1996. At that date, there were outstanding and entitled to vote 148,961,563 shares of Common Stock of the Company. Each share of Common Stock entitles the holder thereof to one vote.

          The following table sets forth the equity securities of the Company beneficially owned by any person who, to the know-ledge of the Company, owned beneficially more than 5% of the outstanding Common Stock as of February 23, 1996, by all direc-tors of the Company, by each of the executive officers of the Company named in the Summary Compensation Table in item 10 of the Company's Report on Form 10K for the fiscal year ended June 30, 1995, and by the directors and executive officers of the Company as a group.


                                       Amount and
                                       Nature of
                                       Beneficial     Percentage
Title of Class   Beneficial Owner      Ownership      of Class(4)

Common Stock     Robert G. Gatza         48,386,375        29.73%
$.001 par value  350 Randy Road          shares of
                 Carol Stream, IL 60188  record and
                                         beneficially (1)

                 Robert Fanella          31,558,341        20.27%
                 350 Randy Road          shares of
                 Carol Stream, IL 60188  record and
                                         beneficially (2)


                 George M. Bradshaw      2,771,694 shares
                 550 Pennsylvania        of record and
                 Glen Ellyn, IL 60137    beneficially (3)   1.84%

                 All Officers and        82,716,410        48.24%
                 Directors as a          shares of
                 Group (3 persons)       record bene-
                                         ficially (1)(2)(3)


     (1) Includes Class C Warrants to purchase 13,800,000 shares at $.063 per share, which are presently exercisable. Does not include 6,549,134 shares owned by Carol Ann Gatza, Mr. Gatza's wife. Mr. Gatza does not share voting power or investment power with respect to those shares and, accordingly, disclaims benefi-cial ownership of them.

     (2) Includes Class C Warrants to purchase 6,700,000 shares at $.063 per share, which are presently exercisable.

     (3)  Includes presently-exercisable option to purchase
2,000,000 shares at $.033 per share.

     (4) In determining the percentage of outstanding shares owned by a shareholder or a group, presently exercisable options or warrants are treated as having been exercised.


                         PREFACE TO THE PROPOSALS

      Reasons for Proposals 1A and 1B - The Proposed Public Offering

     The Company has been engaged since 1984 in the business of designing and manufacturing high-frequency power supplies and DC-to-DC converters for original equipment manufacturers ("OEMs") who are engaged in the telecommunications, computer, and instru-
mentation segments of the electronics industry.   During the
Company's eleven years of operations, the Company has acquired a reputation in the marketplace for making timely deliveries of high-quality power supplies which incorporate state-of-the-art engineering. In recent years, however, the Company's growth has been stagnant, as the Company's ability to attract new customers has been hampered by the Company's high debt-to-assets ratio, which has caused some potential customers to question the Com-pany's financial stability.

     During this past Winter, two events occurred which indicate that the Company may now enter a period of significant growth. First, the Company received pre-production orders for new product designs from eight OEM customers. While none of these orders create binding obligations on the customers, the Company expects to receive production orders from each. If all eight customers give the Company the production orders they have quoted, the eight new products will represent $10.2 Million in annual sales beginning in July, 1996.


     The second favorable recent event was the agreement of AT&T Global Information Systems, which was the holder of $2.33 Million of the Company's long-term debt, to accept an immediate payment of $1.33 Million in satisfaction of the debt. The Company was able to effectuate that debt compromise by raising approximately $1.0 Million in debt financing and $330,000 in equity financing in the manner described in the following paragraph. In exchange for payment of these sums to AT&T, AT&T forgave the remaining $1 Million of the debt. The effect of the debt compromise and related financing was to reduce the Company's total debt by $1.33 Million, reduce the Company's debt-to-assets ratio from .88-to-1 as of December 31, 1995 to .68-to-1, and increase the Company's net worth by $1.3 Million, resulting in a positive shareholders equity for the first time in several years.


     In order to finance the debt compromise, the Company's two officers, Robert G. Gatza and Robert J. Fanella, agreed to make a contribution to capital of $250,000 and personally guarantee loans to the Company totalling $800,000. In compensation for those contributions, the Company agreed to either (a) issue each of them 175,000 shares of the Series A Preferred Stock described in Proposal #1B below or (b) if Proposal #1B is not approved by the Company's shareholders, issue each of them 15 shares of the existing preferred stock which will have rights equivalent to the proposed Series A Preferred Stock. The Company also raised an additional $275,000 from outside investors by selling to them (a) 8% debentures in the principal amount of $187,000 which are due in one year or upon completion of a public offering and (b) 880,000 Class A Warrants to purchase Series A Preferred Stock at $5.25 per share. If Proposal #1B is not approved, the Class A Warrants will expire and the Company will repay the investors the $88,000 purchase price.

     In order to finance the expansion of operations necessitated by the expected new orders and to repay some of the debt incurred to effectuate the debt compromise, the Company has entered into a non-binding letter of intent with I.A. Rabinowitz & Co., a registered securities broker-dealer, to conduct a public offering of securities issued by the Company on a firm commitment basis. It is contemplated that the offering, if completed, would yield net proceeds to the Company of approximately $1,747,000, or approximately $2,034,000 if the Underwriter's 15% "over-allotment option" is exercised. The securities to be issued would consist of 430,000 shares of Series A Preferred Stock at $5.00 per share and 215,000 Class A Preferred Stock Warrants at $.10 per Warrant. The terms of the offering will not be binding on the Company or the broker, however, until the offering actually commences. The terms described herein, therefore, may be materially different from those actually carried out.

     In order for the Company to complete the proposed public offering, as well as to issue the Series A Preferred Stock it owes to Messrs. Gatza and Fanella and to honor the Class A Preferred Stock Warrants it has issued to the outside investors, it is necessary that the shareholders approve an increase in the number of authorized shares, both Common and Preferred. (Propo-sal #1B). In addition, I.A. Rabinowitz & Co. believes that it can manage the offering only if the number of outstanding shares of Common Stock is reduced from the present 148,961,563 to a number less than 500,000. To accomplish that it will be neces-sary for the shareholders to approve a 1-for-360 reverse stock split of the Common Stock. (Proposal #1A)


                              PROPOSAL NO. 1A

            PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                TO EFFECT A 1-FOR-360 REVERSE STOCK SPLIT

     There are currently 148,961,563 shares of the Company's Common Stock outstanding, and 180,000,000 authorized in total. The market price of the Common Stock has never exceeded $.35 and for the past several years has been $.06 and below. In order to increase the market price of the Common Stock to a level suitable for a trading market, thus improving the marketability and liquidity of the Common Stock, the broker-dealer which proposes to underwrite a public offering for the Company has made it a condition of the offering that the Company effect a 1-for-360 reverse split of the Common Stock. It is also hoped that the reduction in outstanding shares will increase the quoted bid price of the Common Stock to over $3.00, thus allowing the Company to satisfy the market price criterion for listing of the Common Stock on NASDAQ. The Company has no control over the bid price, however, and cannot safely predict what effect the reverse stock split will have on the market price for the Common Stock.


     For the foregoing reasons, the Board of Directors has unanimously adopted a resolution authorizing, subject to share-holder approval, a reverse split of the Company's outstanding Common Stock on the basis of one new share of Common Stock, $.01 par value, for each 360 shares of presently outstanding Common Stock, $.001 par value. The reverse stock split will be effected by means of an amendment (the "Amendment") to Article FOURTH of the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A. Approval of the proposed Amendment by shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. The Amendment will not change the par value of the Company's Common Stock in proportion to the reduction in outstanding shares. Accordingly, subject to shareholder approval of the Amendment, the Board of Directors has authorized an increase in the Company's additional paid-in capital account in an amount equal to the reduction in the Company's Common Stock account which will result from the reduction in number of shares of Common Stock outstanding.

Principal Effects of the Reverse Split

     The principal effects of the proposed reverse stock split will be as follows:


     1. The Company is presently authorized to issue 180,000,000 shares of Common Stock, $.001 par value. At the close of busi-ness on April 5, 1996, there were 151,241,563 shares of Common Stock outstanding. The proposed reverse stock split would decrease the outstanding shares of Common Stock by approximately ninety-nine and seven-tenths percent (99.722%). After the reverse split took effect, 420,115 shares of Common Stock would be outstanding. The proposed reverse stock split would not affect any shareholder's proportionate equity interest in the Company, except for the adjustments caused by the provisions for the elimination of fractional shares as described below under "Exchange of Stock Certificates and Elimination of Fractional Interests".

     2. As of April 5, 1996, there were outstanding options and warrants to purchase an aggregate of 23,005,000 shares of Common Stock, including options to purchase an aggregate 2,505,000 shares of Common Stock under the Company's 1984 and 1985 Incen-tive Stock Option Plans and warrants held by the Company's directors (including Class C Warrants) to purchase 20,500,000 shares of Common Stock. As of the date of this Proxy Statement, 2,000,000 shares remained available for grant under the 1992 Incentive Stock Option Plan. All of the outstanding options and warrants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. If the proposed reverse stock split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and warrants a total of 63,903 shares of Common Stock. Each of the outstanding options and warrants would thereafter evidence the right to purchase .00278 of the shares of Common Stock previously covered thereby, and the exercise price per share would be approximately three hundred and sixty times the previous exercise price per share. The number of shares available for grant under the Company's 1992 Incentive Stock Option Plan would be decreased to 5,555 shares.


     The following table illustrates the principal effects of the proposed reverse stock split referred to in Paragraphs 1 and 2 above:
                              Prior to Reverse         After Reverse
                              Split and Amendment      Split and Amendment
Number of Shares                 to Certificate           to Certificate

Authorized...................    180,000,000                  500,000

Outstanding..................    151,241,563                  420,115

Reserved for future issu-
  ance upon exercise of
  of outstanding options
  and warrants...............     23,005,000                   63,903

Reserved for future issu-
  ance upon exercise of
  of options which may be
  granted pursuant to
  the 1992 Stock Option Plan.      2,000,000                    5,555

Available for future issuance
  by action of Board of
  Directors (including
  treasury shares and after
  giving effect to above
  reservations)..............      3,070,278                    8,528

     3. The stated capital on the Company's balance sheet would on the effective date of the reverse stock split be reduced by the reverse stock split from $151,241 to $4,201, and the addi-tional paid-in capital on the balance sheet will be increased by the $147,040 difference. This restatement of accounts will occur due to the fact that the par value of the Common Stock will be increased from $.001 to only $.01, which is not in proportion to the decrease in the number of outstanding shares. If the par value were being increased by 360, from the present $.001 to $.36, the minimum consideration which the Board of Directors would be authorized to accept for a share of Common Stock would be $.36. Furthermore, the amount of stated capital has the effect of imposing an additional limit on the discretion of the Board of Directors, as the Board is not authorized to pay out a dividend which would reduce the stated capital. The Board has determined, however, that the par value after the reverse split should be limited to $.01, as it considered that the aforesaid protections would have no practical effect on the Company and that the designation of the Common Stock's par value as $.36 would be unwieldy.

Effective Date of Reverse Stock Split

     Assuming the proposed Amendment to Article FOURTH of the Certificate of Incorporation effecting the reverse stock split is approved, a Certificate of Amendment amending the Certificate of Incorporation as set forth on Exhibit A hereto will be filed in the Office of the Secretary of State of the State of Delaware as promptly as practicable thereafter. The amendment and the proposed reverse stock split would become effective as of 5:00 on the date of such filing (the "Effective Date"). Without any further action on the part of the Company or the shareholders, each share of Common Stock would thereby be converted on the Effective Date into .00278 of a share of Common Stock.

Exchange of Stock Certificates and Elimination of Fractional
Share Interests

     As soon as practicable after the Effective Date of the proposed reverse stock split, shareholders will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of shares of Common Stock owned by them after the reverse split. American Stock Transfer and Trust Company of New York, New York, will be ap-pointed Exchange Agent to act for shareholders in effecting the exchange of their certificates. Until surrendered, each current-ly outstanding stock certificate shall be deemed for all purposes to represent the number of whole shares of Common Stock to which the holder thereof is entitled as a result of the stock split.

     No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split. The number of shares to which a shareholder is entitled after the reverse stock split will be rounded to the nearest integer such that holders of a fractional share of .50 shares or greater will receive one additional share in lieu of the fractional share, and holders of a fractional share less than .50 shares will receive no share in lieu of the fractional share.

     In order to maintain the current number of shareholders in the Company, and to avoid the buy out by the Company of the fractional interests of holders of small lots of Common Stock, holders of fewer than 360 shares of Common Stock will receive 1 share of Common Stock after the proposed reverse stock split.
The proposed amendment to the Certificate of Incorporation will reflect the commitment of the Company to issue one share of Common Stock to holders of 360 or fewer pre-split shares of Common Stock. There will, therefore, be no change in the total number of record shareholders of the Company and there will be no change in the Company's reporting requirements under the Securi-ties Exchange Act of 1934 after the proposed reverse stock split.

     Holders of fewer than 100 shares after the reverse stock split may find that it is difficult to sell such a small number of shares and that brokerage commissions may make such transac-tions impractical. Also, the reverse stock split may change holders of "round lots" (i.e., multiples of 100 shares) into holders of "odd lots" of shares. Brokerage commissions for sales of odd lots of shares may be significantly higher than for sales of round lots of shares.

Federal Income Tax Consequences

     The federal income tax consequences of the proposed reverse stock split will be as set forth below. The following informa-tion is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, shareholders are advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

     1. The proposed reverse stock split will be a tax-free recapitalization for the Company and its shareholders.

     2. The new shares of Common Stock in the hands of a share-holder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by that shareholder immediately prior to the proposed reverse stock split.

     3. A shareholder's holding period for the new shares of Common Stock will be the same as the holding period of the shares of Common Stock exchanged therefor, provided that the shares were held as a capital asset immediately prior to the exchange.

Vote Required


          Approval of the proposal to amend the Certificate of Incorporation to effect the reverse stock split will require the affirmative vote of the holders of a majority of the Company's outstanding Common Stock entitled to vote thereon. Abstentions will have the same effect as negative votes since the percentage requirement for approval is based on all shares outstanding and not only on those shares casting votes. Broker non-votes, if any, will not be counted and will have the same effect as a negative vote.

          In order for the proposed public offering to take place, Proposals 1A and 1B must both be adopted. Accordingly, Proposal 1A may not be adopted unless Proposal 1B is adopted, and Proposal 1B may not be adopted unless Proposal 1A is adopted. A vote against Proposal 1A will have the effect, therefore, of a vote against Proposal 1B.

     If adopted, the amendment would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, which filing is expected to take place shortly after the Special Meeting.

          The Board of Directors recommends a vote FOR this proposal.

                              PROPOSAL NO. 1B

            PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED SHARES


          As of the date of this proxy statement, the authorized capital stock of the Company consists of 180,000,000 shares of Common Stock, par value $.001 per share, and 800 shares of Preferred Stock, no par value. As of the record date for this proxy statement, 151,241,563 shares of Common Stock were issued and outstanding. In addition, 23,005,000 shares of Common Stock are reserved for issuance under outstanding options and warrants, including 20,500,000 issuable upon exercise of warrants held by the Company's three directors. An additional 683,159 shares of Common Stock are held in the Company's treasury. Accordingly, only 3,070,278 shares of Common Stock are available for issuance. If the shareholders approve the reverse stock split, it will reduce the number of available shares of Common Stock to 8,528. No shares of the Preferred Stock are outstanding, but 769 were previously issued and converted to Common Stock. Accordingly, only 31 shares of Preferred Stock are available for issuance.

          On February 2, 1996, the Board of Directors adopted a resolution approving an amendment to the Company's Certificate of Incorporation. The effect of the amendment will be to (a) increase the number of authorized shares of Common Stock, $.01 par value, after the Reverse Split from 500,000 to 4,000,000, and
(b) to increase the number of authorized shares of Preferred Stock, no par value, from 800 to 4,000,000, to be issued with such voting powers, designations, preferences, rights, qualifica-tions, limitations and restrictions as may be fixed by the Company's Board of Directors. Pursuant to the requirements of the Delaware General Corporation Law, if and at such time as the Board of Directors exercises its authority as thereby granted to it, then prior to the issuance of the Preferred Stock in any series so defined, the Board must adopt a resolution describing the aforesaid characteristics of said series, and the Company must file with the Delaware Secretary of State a certificate setting forth such description.

     Pursuant to the aforesaid authority granted to the Board of Directors, authorized but unissued shares of the Common Stock may be issued at such times, for such purposes and for such consider-ation as the Board of Directors may deem appropriate, without further authority from the Company's shareholders. Likewise, pursuant to the aforesaid authority granted to the Board of Directors, authorized but unissued shares of the Preferred Stock may be issued in such series, at such times, for such purposes and for such consideration as the Board of Directors may deem appropriate, without further authority from the Company's share-holders. The shareholders (whether Preferred or Common) do not have preemptive rights.

          If the amendment to the Certificate of Incorporation proposed herein is approved by the shareholders, Article FOURTH of the Certificate of Incorporation will be amended as set forth in the form attached hereto as Exhibit A.

          The Board of Directors has recommended the authoriza-tion of the additional Preferred Stock and the additional Common Stock (a) in order to allow the Company to complete the financing transactions described in the "Preface to the Proposals," includ-ing the issuance of Preferred Shares to Messrs. Gatza and Fanell-a, the Company's officers, and (b) in order to provide the Company with additional flexibility in pursuing its long-term business objectives. Management believes that it will be useful to have a reserve of both Common and Preferred Shares available for issuance from time-to-time to raise additional capital for the Company, to provide incentives for employees, consultants and business contacts, or for other corporate purposes not now determinable. As a result of the financing transactions de-scribed immediately below, 350,000 of the Preferred Stock, if authorized, will be issued to Messrs. Gatza and Fanella and 880,000 will be reserved for issuance on exercise of the out-standing Class A Preferred Stock Warrants. Moreover, 50,000 shares of the Common Stock will be reserved for use in connection with the 1996 Incentive Stock Option Plan, if approved. Other than as here stated, the Company has no present plans to issue either the additional Common Stock or the Preferred Stock.

Present Plans to Issue Preferred Stock to Management and Others

     As described in the Preface to the Proposals, in order to finance a debt compromise, the Company's Board of Directors has already committed that the Company will issue (a) 880,000 Class A Preferred Stock Purchase Warrants to certain outside investors, which will permit them to purchase 880,000 shares of Series A Preferred Stock (described below) at $5.25 per share, and (b) 350,000 shares of Series A Preferred Stock to Robert G. Gatza and Robert J. Fanella, the officers of the Company. The Board has also made a non-binding arrangement with I.A. Rabinowitz & Co., a registered broker-dealer, that the I.A. Rabinowitz & Co. will underwrite a public offering of 430,000 shares of Series A Preferred Stock and 215,000 Class A Preferred Stock Warrants. In the event that Proposal #1 is not approved by the Company's shareholders, the Company has agreed to issue to Messrs. Gatza and Fanella presently authorized preferred stock giving them rights equivalent to those contemplated for the Series A Pre-ferred Stock. On the other hand, if Proposal #1 is not approved, the public offering will be abandoned, the Class A Warrants will expire unexercised on December 31, 1996, and the Company will repay to the investors the $88,000 purchase price of the War-rants.

Series A Cumulative Convertible Redeemable Preferred Stock

     There is no assurance that an offering of Series A Preferred Stock will occur, whether on the terms set forth below or other-wise. The terms of the proposed public offering, including the terms of the securities being offered, may be modified at any time before the offering commences in the discretion of the Company's Board of Directors and I.A. Rabinowitz, the proposed underwriter. If the terms of the Series A Preferred Stock are modified, the modification would be applicable both to the shares sold in the public offering and to the shares to be issued to Messrs. Gatza and Fanella, as well as to the shares issuable upon exercise of the presently outstanding Class A Warrants. Any of these modifications may have an adverse effect on the Company.
In any event, the issuance of Series A Preferred Stock (if it occurs) will be based solely upon the approval of the Board of Directors pursuant to the authority granted by the amendment to the Certificate of Incorporation proposed in this proxy state-ment. Approval of the shareholders will not be not required.

     At the present time, it is contemplated that the Series A
Preferred Stock will have the following terms.

          Dividend Rights

     Holders of shares of Series A Preferred Stock will be entitled to receive, out of the assets of the Company legally available for the payment of dividends, dividends payable semi-annually at a rate of 8% per annum. At the Company's option, the Company may pay all or part of each dividend in shares of Common Stock. Any such dividends will be paid before any dividends may be paid to holders of the Common Stock.

          Voting Rights

     The holder of each share of Series A Preferred Stock will be entitled to cast one vote at any meeting of the shareholders of the Company, as will the holder of each share of Common Stock.
If the offering is completed as contemplated (without exercise of the Over-Allotment Option) there would be 420,115 shares of Common Stock outstanding and 780,000 shares of Series A Preferred Stock. Accordingly, at a shareholders meeting held immediately after completion of the offering, there would be 1,195,143 votes authorized, of which the holders of Series A Preferred Stock would be entitled to cast 780,000.

          Conversion

     The Series A Preferred Stock will be convertible at the option of the holder, commencing on the first anniversary of the date of the public offering. The conversion rate will be based upon the average closing bid price for the Common Stock for the twenty trading days preceding said anniversary date. If that average exceeds $5.50, each share of Series A Preferred Stock will be convertible into one share of Common Stock. If the average bid price is $4.51 to $5.50, each Series A Preferred
Share will be convertible into 1.25 Common Shares. If the average bid price is $3.50 to $4.50, each Series A Preferred Share will be convertible into 1 Common Shares. If the average bid price is less than $3.50, each Series A Preferred Share will be con-vertible into 2 Common Shares. Notwithstanding the foregoing, each Series A Preferred Share will be convertible at the Com-pany's option into one share of Common Stock either (1) on or after the third anniversary of the offering or (2) during the 24 months following the first anniversary of the offering if the closing price of the Common Stock exceeds $7.00 for five con-secutive trading days during that period.

          Liquidation Preference

     In the event of a voluntary or involuntary liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders $5.00 per share plus all accrued and unpaid dividends before any distribu-tion is made to the holders of Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock as to distribution of assets.

Class A Preferred Stock Purchase Warrants

     Each Class A Warrant entitles the holder thereof to purchase one share of Series A Preferred Stock at an exercise price of $5.25 during the three year period beginning one year after the offering. At any time during the exercise period, the Company has the right to redeem all the Class A Warrants at a price of $.05 per Warrant upon not less than 30 days' prior written notice if the average closing bid price of the Company's Common Stock as reported on NASDAQ shall have been $7.00 per share for 5 consecu-tive trading days ending within 15 days prior to the date on which notice of redemption is sent.

Effect of the Debt Compromise and the Proposed Equity Transac-tions on the Company's Financial Statements


     The "Debt Compromise" with AT&T Global Information Systems described above allowed the Company to eliminate a $2.33 Million debt by payment of $1.33 Million. The Debt Compromise will be recorded on the Company's financial statements as a $1 Million extraordinary gain on early extinguishment of debt. In order to raise the $1.33 to be paid to AT&T, the Company issued Preferred Stock to Robert Gatza and Robert Fanella for $250,000 plus a loan guarantee of $800,000. That transaction will add $250,000, the cash purchase price, to the Company's stated capital. In addi-tion the Company sold to certain investors 8% debentures for $187,000 and 880,000 Class A Preferred Stock Warrants at $.10 per Warrant. The $187,000 was recorded as long-term debt on the Company's balance sheet, and the purchase price of the Warrants was recorded as an addition to the Company's equity.

     The following table sets forth information regarding the capitalization of the Company. The first column sets forth the capitalization at December 31, 1995. The second column sets forth the capitalization as adjusted to reflect the effect of "Debt Compromise" with AT&T Global Information Systems described above and the related financing activities, including the sale of 350,000 shares of Preferred Stock to Robert Gatza and Robert Fanella. All calculations assume that the reverse stock split has already taken place.


                                         December 31, 1995

                                      Before         After Debt
                                       Offering        Compromise

Long-term Debt                      $ 3,243,819       $ 1,900,819

Shareholders Equity:

  Common Stock - Par Value $.01
  Per Share, Authorized -
  4,000,000 Shares; Out-
  standing - 415,143 Shares               4,151             4,151

  Preferred Stock- Par Value,
  $.01 Per Share, Authorized -
  4,000,000 Shares; Outstanding -
  350,000; To Be Outstanding -
  780,000 Shares. Liquidation
  Preference of $250,000 pro
  forma and $2,400,000 after Offering                     250,000

  Additional Paid In Capital           5,837,379        5,837,379
  Accumulated Deficit                 (5,356,650)      (4,356,650)
  Unearned Restricted Stock Comp.     (1,428,550)      (1,428,550)
  Stock Purchase Warrants                     75           88,075
  Treasury Stock, at cost              (  16,386)      (   16,386)
  Unrealized Gain on Securities          102,270          102,270

Total Stockholders Equity/(Deficit)    ( 857,711)         480,289

Total Capitalization                $  2,386,108      $ 2,381,108

      The Company presently contemplates that it will make a public offering of Preferred Stock and Warrants. There is no assurance that it will occur. If it is completed on the terms in the letter of intent with I.A. Rabinowitz & Co. the 430,000 shares of Preferred Stock to be sold in the proposed public offering at $5.00 a share will add $2,150,000 to the Company's stated capital. The Class A Preferred Stock Purchase Warrants which are contemplated to be sold in the public offering at $.10 each add $109,500 to the Company's equity.


      The prices at which the Preferred Stock and the Class A Warrants have been and are expected to be sold was determined by negotiations involving the Company, the investors in the recent financing, Messrs. Gatza and Fanella, and the proposed underwrit-
er of the public offering.   The prices bear no specific rela-
tionship to the market value of the Common Stock. During the period of these negotiations, the market price of the Common Stock was approximately $.02 per share ($7.20 after giving effect to the proposed reverse stock split). The market price of the Common Stock was not considered a fair standard for determining the fair value of the Company' securities, however, as the market is very thinly-traded and subject to sudden large changes in price.


Effect of Preferred Stock Dividends on Holders of Common Stock

      Each share of Series A Preferred Stock which is issued will pay an annual dividend of $.40. Accordingly, the total of 350,000 shares issued to Messrs. Gatza and Fanella and 430,000 shares to be issued in the proposed public offering would pay an annual dividend of $312,000 until they were converted to Common Stock. At the Company's option, all or part of each dividend could be paid in shares of the Company's Common Stock at market value.

      Holders of Common Stock are entitled to receive such divi-dends as may be declared by the Board of Directors of the Compa-ny. However, no dividends could be paid on the Common Stock until all accrued dividends had been paid on the Preferred Stock. The existence of outstanding Preferred Stock, therefore, could prevent the Company from paying dividends on its Common Stock.

      At no time since its formation in 1983 has the Company either declared or paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. The following table sets forth certain information regarding the Company's net income during the past three fiscal years.

                                      Years Ended
                                         June 30
                           1995            1994         1993

  Revenues................$14,588,844   $12,771,067  $15,886,279
  Operating Income........    581,685       426,419      433,280
  Net Income..............    249,894       204,845       40,806
  Net Income Per Share....      $.002         $.002        $.001

      The table indicates that the Company's earnings have been insufficient to make the payment of dividends reasonable.
Rather, the Company has applied past earnings and intends to apply any future earnings to the expansion and development of its business. Accordingly, while the issuance of Preferred Stock places a theoretical limitation on the ability of Common Share-holders to receive dividends, the fact is that unless the Company improves its financial condition through the Debt Compromise and the proposed public offering, there is no real possibility that holders of Common Stock would ever receive dividends from the Company.


Effect on Possible Takeovers

      The proposal to amend the Certificate of Incorporation to authorize an increase in the Preferred Stock and an increase in the authorized Common Stock is not being offered for the purpose of impeding any takeover attempt, and the Company is not aware of any person who is acquiring or plans to acquire control of the Company. Nevertheless, the power of the Board of Direc-tors to provide for the issuance of shares of Common Stock and/or Preferred Stock, and to fix by resolution, without shareholder approval, the designations, rights, preferences and limitations of the shares of Preferred Stock, has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any shareholder who would want to tender his or her shares to the party seeking control or who would favor a change in control.

Vote Required


      Approval of the proposal to amend the Certificate of Incorporation to increase the authorized shares will require the affirmative vote of the holders of a majority of the Company's outstanding Common Stock entitled to vote thereon. Abstentions will have the same effect as negative votes since the percentage requirement for approval is based on all shares outstanding and not only on those shares casting votes. Broker non-votes, if any, will not be counted and will have the same effect as a negative vote.

      In order for the proposed public offering to take place, Proposals 1A and 1B must both be adopted. Accordingly, Proposal 1A may not be adopted unless Proposal 1B is adopted, and Proposal 1B may not be adopted unless Proposal 1A is adopted. A vote against Proposal 1B will have the effect, therefore, of a vote against Proposal 1A.


      If adopted, the amendment would become effective upon the filing with the Delaware Secretary of State of a Certificate of Amendment to the Certificate of Incorporation, which filing is expected to take place shortly after the Special Meeting.

      The Board of Directors recommends a vote FOR this proposal.

                              PROPOSAL NO. 2

                           PROPOSAL TO ADOPT THE
                     1996 INCENTIVE STOCK OPTION PLAN

      In 1984, the Company adopted the 1984 Incentive Stock Option Plan and the 1985 Incentive Stock Option Plan (collective-ly the "Initial Plans") under which a total of 3,000,000 shares of Common Stock were reserved for issuance. In 1994 and 1995 the Initial Plans terminated. Options for 2,505,000 of the 3,000,000 shares which were reserved were granted to employees of the Company and remain outstanding. The average exercise price of the options which are outstanding is $.0149. No options were issued under the Initial Plans to any person who is currently an officer or director of the Company.

      In 1992, the Company adopted the 1992 Incentive Stock
Option Plan (the "1992 Plan") under which a total of 2,000,000 shares of Common Stock were reserved for issuance. No options have been granted under the 1992 Plan.

      In the event that the Shareholders approve Proposal No. 1 and the 1-for-360 reverse stock split is effectuated, there will remain in the 1992 Plan options for only 5,555 shares of stock. The Company's Board of Directors has determined, therefore, that it is in the best interest of the Company to have an additional vehicle by which further incentives can be offered to key employ-ees. Accordingly, the Board has adopted a resolution approving a 1996 Incentive Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the reservation of 18,000,000 shares of Common Stock for issuance thereunder. That number will be reduced to 50,000 if the proposed 1-for-360 reverse stock split is approved and put into effect. The 1996 Plan, together with the existing 1992 Plan, would then provide Management a reserve of 55,555 shares of Common Stock to be used to attract and maintain neces-sary employees.

      No options have been granted under the 1996 Plan, and Management has no plans at the present time to grant options under wither the 1992 Plan or the 1996 Plan.

The 1996 Plan

      The salient provisions of the 1996 Plan are as follows:

      (a) The options granted will be for a period not greater than 10 years from the date of grant, except that the Board of Directors may, in its discretion, prescribe a shorter period for any individual option. Options granted to any person possessing more than 10% of the voting power of the Company's Common Stock shall have a term not exceeding five years.

      (b) The Board of Directors will determine to whom options are to be granted and the price per share at which the options may be exercised (which must be at least 100% of the fair market value of the Company's Common Stock on the date of grant, or 100% in the case of any grantee owning more than 10% of the voting power of the Company's Common Stock).

      (c) The purchase price of shares issuable upon exercise of an option must be paid in full at the time notice to exercise such an option is given to the Secretary or Treasurer of the Company.

      (d) Options may be granted only to officers, directors, and key employees of the Company or any subsidiary of the Company.
At the present time, 41 employees of the Company would be eligi-ble to be awarded options under the 1996 Plan.

      (e) All options granted will be adjusted for stock splits, recapitalization and stock dividends.

      (f) All shares issued pursuant to the exercise of options under the Plan shall come from authorized but unissued shares (or reacquired shares) of the Company's Common Stock.

      (g) Any shares underlying options which have terminated or expired shall become available for further options pursuant to the Plan.

      (h) The Board of Directors may appoint a Committee from among its members to administer the Plan.

      (i) Options to be granted under the Plan are not transfer-able and are exercisable only during the optionee's lifetime, and only by him or her.

      (j) No employee may exercise any option after termination of employment for any reason.

      (k) The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which options are exercisable for the first time by any employee during any calendar year under all plans of the Company (and parent and subsidiary corporations) shall not exceed $100,000.

      The options granted under the 1996 Plan are intended to qualify under the Internal Revenue Code of 1986, as "incentive stock options" within the meaning of Code Section 422A. The Company has been advised that under the law as now in effect, recipients of options will pay no tax upon the receipt or exer-cise of the options if no disposition of the stock received upon their exercise is made within two years of the granting of the options or within one year of the exercise thereof. The amount by which the fair market value of shares purchased upon exercise of options exceeds the option price constitutes an item of tax preference, potentially subjecting the recipient to the alterna-tive minimum tax. Upon subsequent sale of the stock, the excess of the sale price of the stock over the price paid therefor will be taxable. If the tests described above are met, the Company will receive no deduction for the difference between the fair market value and the exercise price.

Executive Compensation

      The Board of Directors does not anticipate that any options under the 1996 Plan will be issued to members of the Company's
Management. Nevertheless, members of Management will be eligible to receive options under the Plan.

      The following table sets forth all compensation awarded to, earned by, or paid by the Company to the following persons for services rendered in all capacities to the Company during each of the fiscal years ended June 30, 1995, 1994 and 1993: (1) the Company's Chief Executive Officer, and (2) each of the other executive officers whose total salary and bonus for the fiscal year ended June 30, 1995 exceeded $100,000.


                        SUMMARY COMPENSATION TABLE
     (a)                                                    (e)      (f)
Name and                      (b)         (c)       (d)   Option  All Other
Principal Position            Year       Salary    Bonus  Shares    Comp. *

Robert G, Gatza               1995       $210,001    -  21,000,000  $1,500
Chief Executive Officer       1994       $212,281    -       -      $2,100
                              1993       $208,950    -       -      $2,100

Robert J. Fanella             1995       $203,801    -  14,000,000  $1,500
Chief Financial Officer       1994       $204,301    -        -     $2,000
                              1993       $201,150    -        -     $2,000
_________________________
*  Represents Company matching contribution to 401(k) Plan.


      The following tables set forth certain information regarding the stock options or warrants acquired by the persons identified in the table above during the year ended June 30, 1995 and those options or warrants held by them on June 30, 1995.

                    OPTION GRANTS IN LAST FISCAL YEAR

                   Individual Grants
                            Percent                       Potential Realizable
                            of Total                      Value at Assumed
                            Options                       Annual Rates of
                Number of   Granted                       Stock Price
                Securities  to                            Appreciation
                underlying  Employees   Exercise          For Option Term
                option      in Fiscal   Price   Expiration
Name            Granted (#) Year        ($/Sh)     Date       5% ($)  10% ($)


Robert G. Gatza 21,000,000     60%      $.00125  12/31/01   $3,297    $14,673



Robert J.       14,000,000     40%      $.00125  12/31/01   $2,198    $ 9,782
   Fanella



                   AGGREGATED FISCAL YEAR OPTION VALUES

                    Number of Securities Underlying   Value of Unexercised in-
                    Unexercised Options at Fiscal     the-Money Options at
Name                Year-End (#)                      Fiscal Year-End ($)

Robert G. Gatza        13,800,000 Exercisable                   $0
                       21,000,000 Unexercisable                 $141,750



Robert J. Fanella       6,700,000 Exercisable                   $0
                       14,000,000 Unexercisable                 $ 94,500


      Employment Agreements

      One February 1, 1996 The Company entered into employment agreements with Robert G. Gatza and Robert J. Fanella. The employment agreements are substantially identical to each other. The agreements provide for full-time employment and include a covenant that the officer will not compete with the Company for one year after his employment terminates. The agreements termi-nate on January 31, 2000. They provide that each officer will be paid a salary determined by the Board, but that his annual salary shall be no less than his average salary for the preceding two years.

      Restricted Stock Grant Program

      On May 19, 1989, the shareholders of the Company adopted a Restricted Stock Grant Program (the "Program"), pursuant to which 58,333 shares of common stock were reserved for issuance. On July 3, 1989, a portion of the reserved shares were issued to two "Grantees", namely Robert G. Gatza (34,722 shares) and Robert
J. Fanella (18,056 shares).  Messrs. Gatza and Fanella are the
Company's officers.

      The shares issued under the terms of the Program are subject to the following restrictions:

      1. The shares granted under the Program cannot be sold, assigned, pledged, transferred or hypothecated in any manner, by operation of law or otherwise, other than by writ or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. This restriction shall lapse, with respect to 3 % of the number of shares granted under the Program, and those shares will become unrestricted stock, on the last day of the Company's 1996 fiscal year. The restriction shall lapse with respect to each additional 3 % of such number of shares on the last day of each successive fiscal year of the Company, until the 27th year in which the final 13 % will vest.

      2. The restriction shall also lapse as to all shares granted to a Grantee on the first to occur of (i) the termination of that Grantee's employment with the Company by reason of his disability, (ii) the Grantee's death, (iii) termination of the Grantee's employment by the Company without good reason, or (iv) a change of control of the Company. The Program defines "Change of Control" as an acquisition by a person or group of more than 50% of the Company's outstanding shares, a transfer of the Company's property to an entity of which the Company does not own at least 50%, or the election of directors constituting a majori-ty of the Board who have not been approved by the existing Board.

      3. Shares which have not become unrestricted under the circumstances referred to in Item 1 or Item 2 above shall be forfeited to the Company upon termination of the Grantee's employment with the Company.

      4. During any tax year in which a Grantee realizes taxable income by reason of the lapse of the restrictions on the shares granted under the Program, the Company shall pay to such Grantee a "Gross-Up Bonus" in cash equal to the aggregate of (i) the additional federal, state and local income taxes incurred by Grantee as a result of realization of such taxable income, and
(ii) the federal, state and local income tax incurred by the Grantee as a result of the Gross-Up Bonus. In no event shall the Gross-Up Bonus exceed the aggregate of (i) the amount of the tax deduction for which the Company receives a benefit for the tax year of the Company beginning during the tax year of the Grantee in which he realizes taxable income by virtue of the lapse of the restrictions referred to in Item 1 above, and (ii) the amount of the tax deduction for which the Company receives a benefit for such tax year of the Company by virtue of the Gross-Up Bonus.


Remuneration of Directors

      The Directors of the Company receive no compensation for their services, but are reimbursed for out-of-pocket expenses incurred on the Company's behalf.

Vote Required

      The Board of Directors believes that the adoption of the 1996 Plan is important to the Company in that it will help the Company to attract and retain qualified personnel. The Board of Directors will not propose approval of Proposal #2, however, if Proposal #1B is not approved, as there would not be enough autho-rized shares of Common Stock to be reserved under the 1996 Plan.

      The affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote will be required for approval of the 1996 Incentive Stock Option Plan. Abstentions will have the same effect as negative votes since the percentage requirement for approval is based on all shares present at the meeting and not only on those shares casting votes. Broker non-votes, if any, will not be counted and will have no effect on the vote.


      The Board of Directors recommends a vote FOR this proposal.


                               MISCELLANEOUS

Independent Certified Public Accountants

      Selden Fox & Associates, Ltd. are the independent certified public accountants who audited the Company's financial statements for the fiscal year ended June 30, 1995, and are expected to audit the Company's financial statements for the fiscal year ended June 30, 1996. It is not expected that representatives of Selden Fox & Associates, Ltd. will be present at the Special Meeting of Shareholders.

Transaction of Other Business.

      As of the date of this Proxy Statement, Management has no knowledge of any business which will be presented for consid-eration at the meeting other than that described above. Should any other matter come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Shareholder Proposals.


      The Board of Directors does not presently contemplate that it will hold an Annual Meeting of Shareholders in the foreseeable future, due to the expense attendant to such a meeting. If the Company does have an Annual Meeting of Shareholders at some time in the future, the Board of Directors will issue a press release at least 90 days before the date of the meeting stating the date by which shareholder proposals which are to be presented at the meeting must be received by the Company. If a shareholder desires to have his/her own proposal presented at the Meeting, the proposal must be received by the Company at its principal offices in Carol Stream, Illinois on or before the date specified in the press release to be eligible for inclusion in the Company's Proxy Statement and the form of proxy for such meeting.



Solicitation of Proxies

      The entire expense of preparing, assembling and mailing this Proxy Statement, the form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiducia-ries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary in order to insure sufficient representation, officers and other regular employees of the Company, who will not be additionally compensated therefor, may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends on how promptly proxies are received, and shareholders are urged to send their proxies without delay.

                              By Order of the Board of Directors


                              ROBERT G. GATZA
                              Chairman

Dated:  Carol Stream, Illinois
        April 5, 1996

             FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION

A.  AMENDMENT TO ARTICLE FOURTH

          Article "Fourth" of the Company's Certificate of
Incorporation shall be amended

          (1) By deleting the entirety and inserting the follow-ing:

          FOURTH:  (A)  The aggregate number of shares of stock
          which the Corporation shall have the authority to issue
          is eight million (8,000,000) shares, consisting of four million (4,000,000) shares of Common Stock with $.01 par value and four million (4,000,000) shares of Pre-ferred Stock with no par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to Paragraph 151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issu-ance of shares of any series of Preferred Stock con-vertible, at the option of the holder or of the Corpo-ration or both, into shares of any other class or classes or of any series of the same or any other class or classes.

          (ii) Adding the following paragraph "B:"

          (B) Reverse Stock Split. At 5:00 p.m., New York City time, on ______________, 1996 (the "Reverse Split
          Date"), each share of Common Stock issued and outstand-ing immediately prior to the Reverse Split Date (re-ferred to in this Paragraph B as the "Old Common Stock") automatically and without any action on the part of the holder thereof will be reclassified and changed into .00278 of a share of Common Stock, par value $.01 per share (referred to in this Paragraph B as the "New Common Stock", which is the Common Stock authorized under Paragraph A of this Article Fourth), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the "Old Certificates") will be entitled to receive, upon surrender of such Old Certificates to the Company's exchange agent (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificate", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so sur-rendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certifi-cates pursuant to the provisions hereof. No certifi-cates or scrip representing fractional share interests in New Common Stock will be issued, and no such frac-tional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. The number of shares to which a stockholder is entitled after the recapitalization will be rounded to the nearest integer such that holders of a fraction-al share of .50 shares or greater will receive one additional share in lieu of the fractional share, and holders of a fractional share less than .50 shares will receive no share in lieu of the fractional share. Any holder of fewer than 360 shares of Old Common Stock will receive 1 share of New Common Stock upon surrender of the Old Certificate. If more than one Old Certifi-cate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been pre-sented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Reverse Split Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassi-fied under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."


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